FORM 3                                           _____________________________
                                                |        OMB APPROVAL         |


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

Carlson           Lars              T.
-----------------------------------------------
(Last)          (First)          (Middle)


4444 West 76th Street, Suite 600
-----------------------------------------------
                      (Street)


Edina          Minnesota          89103
-----------------------------------------------
(City)          (State)           (Zip)


2. Date of Event Requiring Statement
          (Month/Day/Year)
              10/17/97


3. IRS or Social Security Number of Reporting Person
   (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   SAC Technologies, Inc. "SACM"


5. Relationship of Reporting Person to Issuer
   (Check all applicable))

     _X_ Director           ___ 10% Owner

     ___ Officer (give      ___ Other (specify
           title below)                below)

     -----------------------------------------


6. If Amendment, Date of Original
   (Month/Day/Year)

--------------------------------------------------------------------------------------------------------------------------------
                                 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------- ---------------------------- ---------------------------------- ----------------------------------
1.   Title of Security        2.   Amount of Securities    3.   Ownership Form:               4.   Nature of Indirect Beneficial
     (Instr. 4)                    Beneficially Owned           Direct (D) or Indirect (I)         Ownership (Instr. 5)
                                   (Instr. 4)                   (Instr. 5)
----------------------------- ---------------------------- ---------------------------------- ----------------------------------
None Owned
----------------------------- ---------------------------- ---------------------------------- ----------------------------------

----------------------------- ---------------------------- ---------------------------------- ----------------------------------

----------------------------- ---------------------------- ---------------------------------- ----------------------------------

----------------------------- ---------------------------- ---------------------------------- ----------------------------------

----------------------------- ---------------------------- ---------------------------------- ----------------------------------



         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------ ------------------- -----------------------------------  ------------ ------------- -----------------------
1. Title of Derivative   2. Date Exer-       3. Title and Amount of Securities    4. Conver-   5. Owner-     6. Nature of Indirect
   Security (Instr. 4)      cisable and         Underlying Derivative Security       sion or      ship          Beneficial Ownership
                            Expiration          (Instr. 4)                           Exercise     Form of       (Instr. 5)
                            Date                                                     Price of     Deriv-
                            (Month/Day/                                              Deri-        ative
                            Year)                                                    vative       Security:
                                                                                     Security     Direct
                                                                                                  (D) or
                                                                                                  Indirect
                                                                                                  (I)
                                                                                                  (Instr. 5)
------------------------ ------------------- -----------------------------------  ------------ ------------- -----------------------
                                                                        Amount
                         Date       Expira-                               or
                         Exer-      tion               Title            Number
                         cisable    Date                                  of
                                                                        Shares
------------------------ ---------- -------- -------------------------- -------- ------------ ------------- -----------------------
Non-qualified stock          *      10-17-2004      Common Stock         45,833     $10.75          D
options
------------------------ ---------- -------- -------------------------- -------- ------------ ------------- -----------------------


------------------------ ---------- -------- -------------------------- -------- ------------ ------------- -----------------------


------------------------ ---------- -------- -------------------------- -------- ------------ ------------- -----------------------


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

Explanation of Responses:

* The Optionee may exercise the subject non-qualified stock option ("NQSO") for up to 20% of the option stock commencing May 1, 1998 with additional installments of 20% becoming exercisable on the second, third, fourth and fifth year anniversary dates. Such installments shall be cumulative and, if in any year the total number of shares of option stock which may be purchased in such year is not purchased, the shares not purchased may be purchased in any subsequent year during the term of the NQSO.

                              /s/ Lars T. Carlson                     10-27-97
                              ---------------------------------      -----------
                               **Signature of Reporting Person           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.